Exhibit 18
May 23, 2008
CA, Inc.
One CA Plaza
Islandia, New York 11749
Ladies and Gentlemen:
We have audited the consolidated balance sheets of CA, Inc. and subsidiaries (the “Company”) as of March 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended March 31, 2008, and the related consolidated financial statement schedule for each of the fiscal years in the three-year period ended March 31, 2008, and have reported thereon under date of May 23, 2008. The aforementioned consolidated financial statements and consolidated financial statement schedule, and our audit report thereon, are included in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2008. As stated in Note 1(s) to those consolidated financial statements, the Company changed its method of accounting for accounts receivable and unearned revenue on billed and uncollected amounts due from customers from a “net method of presentation” to a “gross method of presentation”, and states that the newly adopted accounting principle is preferable in the circumstances because:
(1)	the “gross method of presentation” reflects the future committed cash flows expected to be collected from trade and accounts receivable, and separately records a liability for revenue to be earned on amounts billed in advance of revenue recognition; and,

(2)	the customer is typically in receipt of a significant portion of the value to be delivered under the contract upon execution of the license arrangements.
In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
(signed) KPMG LLP